AMENDMENT to INVESTMENT AGREEMENT

This AMENDMENT is made as of March 18, 2025 to the Investment Agreement dated January 3, 2025, (the “Agreement”), between the separate series of the Listed Funds Trust (“Acquiring Trust”), as listed on Schedule A to the Agreement (“Acquiring Fund(s)”), severally and not jointly, and each separate series of the Touchstone ETF Trust (“Trust”), as listed on Schedule B to the Agreement (“Acquired Fund(s)”), severally and not jointly.

WHEREAS, the Acquiring Trust, the Acquiring Funds, the Trust, and the Acquired Funds (collectively the “Parties”) desire to add additional series of the Trust to Schedule B of the Agreement;

NOW, THEREFORE, the Parties for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, agree as follows:

1.	Schedule B to the Agreement is deleted in its entirety and replaced with the attached Amended Schedule B.

2.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

Yields For You Strategy A ETF Yields For You Strategy B ETF Relative Strength Managed Volatility Strategy ETF	Touchstone Securitized Income ETF Touchstone Strategic Income ETF Touchstone US Large Cap Focused ETF
BY:	BY: E. Blake Moore Jr. Name: E. Blake Moore, Jr. Title: President, Touchstone ETF Trust

Name: Chad Fickett
Title: Secretary

BY: /s/ Timothy D. Paulin
Timothy D. Paulin
Vice President, Touchstone ETF Trust

AMENDED SCHEDULE B

List of Acquired Funds to which this Agreement Applies

Touchstone Ultra Short Income ETF

Touchstone Securitized Income ETF

Touchstone Strategic Income ETF

Touchstone US Large Cap Focused ETF